Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN
SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

TERM SHEET

This Term Sheet, effective August 6, 2018 (the “Effective Date”), summarizes the principal terms of a mutual release and settlement agreement (the “Definitive Agreement” which also will have an effective date of August 6, 2018) between Arista Networks, Inc. (“Arista”) and Cisco Systems, Inc. (“Cisco”) to fully resolve the parties’ ongoing disputes. Once executed, this Term Sheet shall constitute a binding agreement of Cisco and Arista (separately “Party,” and collectively “the Parties”) regardless of whether the Parties conclude the Definitive Agreement referenced below. The Parties shall negotiate in good faith to conclude and execute the Definitive Agreement no later than August 20, 2018, with each Party using all reasonable efforts to conclude and execute the Definitive Agreement before that date. If the Parties are unable to reach agreement on a Definitive Agreement by August 20, 2018, then this Term Sheet shall be enforceable and control, and the Parties will submit any disputed term(s) to Magistrate Judge Van Keulen for final resolution consistent with the terms and conditions set forth below.

Affiliates Definition
“Affiliate” of a Party shall mean any and all entities that, at any time during the term of this Term Sheet or Definitive Agreement (but only during such period of time that the following ownership and control exist): (i) own or Control, directly or indirectly, that Party; or (ii) are owned or Controlled by, or under common Control with, directly or indirectly, that Party; or (iii) are owned or Controlled by, directly or indirectly, the same parent company as the Party. “Control” of an entity means (a) if the entity has voting shares or other voting securities, ownership of, or authority over, (directly or indirectly) more than fifty percent (50%) or more of the voting power of the outstanding voting stock or other equity interests in the entity; (b) if the entity does not have voting shares or other voting securities, ownership of, or authority over, (directly or indirectly) more than fifty percent (50%) or more of the ownership interest representing the right to make decisions for such entity; or (c) the power to otherwise direct the affairs of the entity.

Continuance of Antitrust Case
On August 6, 2018, the Parties will jointly ask the Court presiding over Case No. 5:16-cv-00923-BLF before the U.S. District Court for the Northern District of California (the “Antitrust Case”) to continue the antitrust trial so the Parties can conclude and execute the Definitive Agreement. The Parties will request that the Court retain jurisdiction over the Antitrust Case and order the Parties to resolve any disputed terms in the expected Definitive Agreement before Magistrate Judge Van Keulen.

Suspension of ITC Investigation No. 337-TA-944
Upon receipt of the Monetary Payment, the Parties will jointly ask the ITC to suspend the enforcement action in ITC Investigation No. 337-TA-944 so the Parties can conclude and execute the Definitive Agreement. Upon execution of this Term Sheet, the Parties will jointly ask the ITC to extend the August 10, 2018 deadline for replies to the Parties’ written submissions to the Commission’s questions to August 27, 2018 and to continue the target date by seventeen (17) calendar days.

No New Litigation Before August 20, 2018	Neither Party will initiate new litigation against the other Party on or before August 20, 2018.

Dismissals
Within 5 business days after receipt of the Monetary Payment, the following will occur:
• Cisco will move to terminate all active ITC Actions for ITC Investigation Nos. 337-TA-944 (including the enforcement action) and 337-TA-945 (including the modification proceeding) (the “ITC Actions”). Cisco will also seek to suspend the remedial order from the 944 Investigation subject to Arista’s compliance with the requirements below that Arista maintain the modifications in its Redesigned Products to address the ITC’s infringement findings for U.S. Patent Nos. 7,162,537; 6,741,592; and 7,200,145.
• Cisco will cooperate with Arista to facilitate suspension by United States Custom and Border Protection of enforcement of the ITC remedial orders relating to Arista products.
• Both Cisco and Arista will dismiss with prejudice any appeals from the ITC Actions.
• Cisco will dismiss with prejudice District Court Case No. 4:14-cv-05343-JSW (the “District Court Patent Case”).
• Arista will dismiss with prejudice District Court Case No. 5:16-cv-00923-BLF (the “Antitrust Case”).
The disposition of Cisco’s District Court Case No. 5:14-cv-5344 (BLF) (the “District Court Copyright Case”) and the related Federal Circuit appeal is specifically addressed below in the Command Line Interface section of this Term Sheet.

Continuation of IPR Proceeding and Appeals
Arista may continue at its discretion the current IPR-related proceedings involving U.S. Patent Nos. 7,162,537, 7,023,853, 7,340,597, and 8,051,211 (the “IPR Proceedings”). In the event Arista chooses to proceed adjudicating any of the IPR Proceedings, Cisco may continue to defend against those proceedings.
Either Party may continue adjudicating its appeals of decisions in the IPR Proceedings finding certain claims of certain Cisco patents invalid, including the Parties’ appeals related to the IPRs of the 6,377,577; 7,162,537; 7,023,853; 7,340,597; and 8,051,211 patents.

Mutual Releases
Upon receipt of the Monetary Payment, each Party will on behalf of itself and its Affiliates release all claims that exist as of the Effective Date against the other Party and its Affiliates, whether known or unknown, arising from or relating to (a) the patents asserted in the ITC Actions, the District Court Patent Case and the District Court Copyright Case; and (b) all antitrust or unfair competition claims that could have been brought against the other Party or its Affiliates as of the Effective Date. Each Party hereby represents and warrants that it has the authority to execute such releases.
Upon receipt of the Monetary Payment, each Party will on behalf of itself and its Affiliates release claims against the customers, Contract Manufacturers (but only to the extent specified below), and downstream partners of the other Party or its Affiliates, but only claims against Existing Products (defined below) of the other Party or its Affiliates that exist as of the Effective Date, whether known or unknown, arising from or relating to the patents asserted in the ITC Actions, the District Court Patent Case and the District Court Copyright Case.
The above-mentioned releases will take effect from the date of receipt of the Monetary Payment specified below and will from such date be irrevocable.

“Contract Manufacturers” are entities independent from a Party that assemble finished products in accordance with that Party’s proprietary specifications. “Contract Manufacturers” expressly excludes component or subassembly manufacturers or developers and designers thereof. The mutual releases extend to Contract Manufacturers solely for their activities of assembling finished products for a Party according to the proprietary specifications of that Party and do not extend to any other activities performed by a Contract Manufacturer for a Party or any activities performed for another entity.

5 Year Stand Down for Existing Products
Upon receipt of the Monetary Payment, for a period of five (5) years from the Effective Date (the “5 Year Stand Down Period for Existing Products”), neither Party nor any of its Affiliates will bring in a court or other governmental tribunal against (a) the other Party or any of its Affiliates any utility patent infringement claim against features or functionalities used in any generally available products or services of the other Party sold or offered for sale under the Party’s or its Affiliates’ brand before the Effective Date (“Existing Products”), or (b) the other Party’s or its Affiliates’ respective customers, Contract Manufacturers (as defined above but only to the extent specified above), or downstream partners any utility patent infringement claim against features or functionalities used in Existing Products, or (c) any antitrust claim against the other Party or its Affiliates. Also, during the 5 Year Stand Down Period for Existing Products, neither Party nor any of its Affiliates will bring against (x) the other Party or any of its Affiliates any copyright infringement claim against user interfaces based on material subject to copyright in use by the other Party or its Affiliates as of the Effective Date (“Existing Material”), or (y) the other Party’s or its Affiliates’ respective customers, Contract Manufacturers, or downstream partners any copyright infringement claim against user interfaces based on Existing Material.
“Existing Products” excludes Acquired Products. “Acquired Products” means any products or services developed, offered for sale, marketed or sold by (a) Mojo Networks or Duo Security, (b) any entity that has been or is acquired by a Party or its Affiliates in an acquisition with a closing date after August 1, 2018 or (c) any entity that otherwise has become or becomes an Affiliate of a Party after August 1, 2018 (“Acquired Products”). Acquired Products will be treated as New Products and subject to the 3 Year Stand Down and Dispute Resolution Process below.

3 Year Stand Down and Dispute Resolution Process for New Products
Upon receipt of the Monetary Payment, for three (3) years from the Effective Date (“Arbitration Period”), and subject to the terms and conditions set forth below, neither Party nor any of its Affiliates (the “Asserting Party”) will bring in a court or other governmental tribunal a utility patent infringement claim against the other Party or its Affiliates (the “Defending Party”) for products or services of the Defending Party having any new or changed features and/or functionality from Existing Products or otherwise different from any Existing Products (“New Products”), unless the following occur:
• The Asserting Party first in good faith engages in a meet and confer process of not more than fifteen (15) calendar days with the Defending Party in which they attempt to resolve a claim or allegation that New Product(s) of the Defending Party infringe one or more valid claims of utility patent(s) of the Asserting Party (the “Infringement Claim”) and whether any such infringement arises entirely from features or functionality completely contained within a component generally available for sale by a third party supplier and which features or functionality were developed entirely without input from the Defending Party (“Supplier Functionality”).  Features and/or

functionality which are implemented by a combination of one or more supplier components with software or hardware developed by or for the Defending Party shall not be deemed to be Supplier Functionality.  During the meet and confer process, the Defending Party shall in good faith provide sufficient information to the Asserting Party (or, at the request of the Defending Party to protect its Confidential Business Information (“CBI”) to the Asserting Party’s outside counsel or third party experts) about the New Product(s) for the Asserting Party to assess whether there is any infringement or alternatively whether the Infringement Claim is entirely directed to Supplier Functionality.
• If the Infringement Claim is not resolved during the meet and confer process, the Asserting Party may then provide written notice to the Defending Party within five (5) calendar days after completion of the meet and confer period that it intends to initiate arbitration proceedings to determine the Infringement Claim (“New Product Arbitration Notice”). The Defending Party may elect to defend against the Infringement Claim on the basis of any defenses that would be available in U.S. District Court (“Infringement Defense”) and/or on the basis that the infringement assertion is entirely directed to Supplier Functionality (“Supplier Defense”). For avoidance of doubt, the Defending Party may assert both an Infringement Defense and a Supplier Defense, and in such case the paragraphs below referring to Infringement Defense and Supplier Defense will both apply. The Parties will meet and confer to seek to mutually agree on an arbitrator from Judicial Arbitration and Mediation Services, Inc. (“JAMS”) within ten (10) calendar days of the New Product Arbitration Notice; in the absence of agreement, the Parties hereby consent to appointment of an arbitrator by JAMS according to its appointment procedures. The arbitration will proceed in accordance with JAMS Comprehensive Arbitration Rules as modified herein, or by the Definitive Agreement if any other modifications are agreed. In the case of an Infringement Defense, the arbitration shall provide for discovery of information relevant to the Infringement Claim, the construction of the patent claims and validity of the patent. In the case of a Supplier Defense, the arbitration shall provide for discovery of information relevant to establishing whether the Infringement Claim is directed exclusively to Supplier Functionality. In either case, the arbitration shall provide for written briefing and a hearing within one hundred (100) calendar days of the New Product Arbitration Notice. Within fifteen (15) calendar days of the hearing, the arbitrator will render a preliminary determination (the “PD”) of the Infringement Claim. In the case of an Infringement Defense, the PD will include a determination as to validity and infringement of the patent. In the case of a Supplier Defense, the PD will include a determination as to whether the Infringement Claim is entirely directed to Supplier Functionality. The arbitrator shall issue a final arbitration decision (“FAD”) within fifteen (15) calendar days of the PD. Prior to the FAD, the Parties may provide information to each other and the arbitrator relevant to the FAD, or the Defending Party may elect, if the PD finds infringement, to end the arbitration and proceed to modification in accordance with the following paragraphs. For the sake of clarity, if the Defending Party proceeds to successful modification in accordance with the following paragraphs in response to the PD and before issuance of a FAD, the 3 Year Stand Down and Dispute Resolution Process will remain in effect.
• If the arbitrator determines in a FAD in the case of an Infringement Defense that there is infringement of a valid patent (“Infringement Finding”) or the Defending Party elects to proceed to modification after a PD but before the FAD, then the Defending Party shall have [***] calendar days following such determination to cure the infringement through modification of the New Product, and to provide sufficient evidence to the arbitrator that the New Product as modified no longer infringes. The arbitrator will review the New Product as modified and will determine within thirty (30) calendar days whether the New Product as modified infringes the asserted valid patent. If the arbitrator determines that the New Product as modified does not infringe, the arbitrator shall determine a time period up to a maximum of [***] calendar days for software-related changes and [***] calendar days for hardware-related changes, by which the Defending Party must transition to sell and distribute to its customers this modification of the New Product (“Implementation of New Product as Modified”). At the time the arbitrator determines that the New Product as modified does not infringe, the Defending Party may make a request to the arbitrator for up to an additional [***] calendar days for Implementation of New Product as Modified, provided that the Defending Party publicly announces the modification and that it is to respond to a patent related issue simultaneously with the request for additional time. The arbitrator shall grant such request for additional time if the arbitrator deems it is necessary and that it would have been impractical for the Defending Party to commence earlier work on the modification or to have avoided infringement. The Defending Party may continue to provide service and support in accordance with existing service contracts for any products that were shipped before the end of the timeframe for completing Implementation of New Product as Modified.
• In the event the Defending Party does not complete Implementation of New Product as Modified within the designated timeframe, then the Arbitration Period and Three Year Stand Down and Dispute Resolution Process for New Products shall immediately terminate for all purposes and the Asserting Party may bring any action for patent infringement in a court or other governmental tribunal.
• If the arbitrator determines that the New Product as modified infringes (whether or not a related Supplier Defense is raised) or the Defending Party has failed to submit a modified product for review by the arbitrator, then the Arbitration Period and Three Year Stand Down and Dispute Resolution Process for New Products shall terminate and either Party may bring a patent infringement claim (other than infringement claims subject to the 5 year Stand Down Period) against any New Product of the other Party based on any patent in a court or other governmental tribunal. Neither the arbitration proceedings nor the findings in the arbitration proceedings will be admissible in any court or other government tribunal proceeding.
• Notwithstanding the foregoing, the Arbitration Period and Three Year Stand Down and Dispute Resolution Process for New Products shall remain in effect, notwithstanding the fact that the Defending Party has not

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modified the New Product so as to no longer infringe, under the following circumstances: (a) if the patent alleged to be infringed is a Standards Essential Patent (and the arbitrator determines that the infringed patent is a Standards Essential Patent) with respect to which the Defending Party gives the Asserting Party written notice it is willing to pay royalties at FRAND rates determined by a U.S. District Court after adjudication of infringement and any defenses by the arbitrator; or (b) if the infringement arises from a combination of new, different or changed Supplier Functionality with a feature or functionality of the Defending Party and the only way the Defending Party can cure the infringement would be to remove a significant feature or functionality (as determined by the arbitrator) that was present in an Existing Product, and where the prior Supplier Functionality is no longer available.
• In the case of a Supplier Defense, if the arbitrator determines in a FAD that the Infringement Claim is not entirely directed to Supplier Functionality then the Arbitration Period and Three Year Stand Down and Dispute Resolution Process for New Products continues, but the Asserting Party may bring a patent infringement claim in a court or administrative proceeding against the accused New Product.
• In the case of a Supplier Defense, if the arbitrator determines in a FAD that the Infringement Claim is entirely directed to Supplier Functionality, then the Arbitration Period and Three Year Stand Down and Dispute Resolution Process for New Products continue, the Asserting Party may not bring a patent infringement claim against the Defending Party based on the Supplier Functionality for the remainder of the Arbitration Period, but the Asserting Party retains its rights to proceed directly against the relevant supplier.
• The prevailing Party in the arbitration will be entitled to its reasonable attorneys’ fees and costs incurred in connection with the arbitration.
• Notwithstanding the foregoing, if the arbitrator determines in a FAD that a New Product has infringed, and regardless of whether the New Product is modified to avoid infringement after the FAD and regardless of whether the Defending Party also raises a Supplier Defense, the Arbitration Period and 3 Year Stand Down and Dispute Resolution Process for New Products terminates and either Party may bring a patent infringement claim (other than infringement claims subject to the 5 year Stand Down Period) against any New Product of the other Party based on any patent in a court or other governmental tribunal (except with respect to the New Product that was subject to the FAD, provided modification occurs and is timely implemented as provided above).
• For sake of clarity, any Infringement Claim that is based on features or functionalities that are new, changed, or different from Existing Products, either alone or in combination with any other products, services, features or functionalities, where such Infringement Claim would not have arisen based on the same patent but-for the new, changed, or different feature or functionality, will be subject to the 3 Year Stand Down and Dispute Resolution Process for New Products so long as such process remains in effect. Any Infringement Claim that is based entirely on the features or functionalities of Existing Products, even if the features or functionalities that were present in Existing Products are contained in New Products, will be subject to the 5 Year Stand Down.

Access to Products	Neither Party, directly or indirectly, will take any action to block or prevent the other Party from purchasing its products generally available for sale on the market.
Excluded Claims
Notwithstanding any other provision of this Term Sheet, there is no 5 Year Stand Down for Existing Products or 3 Year Stand Down and Dispute Resolution Process for New Products applicable to claims (a) based on trade secret theft or misappropriation, design patents, theft, use of confidential information, copying of source code, object code or firmware, an intentional tort, trademark or trade dress, (b) for other claims not expressly referenced in the 5 Year Stand Down Section or the 3 Year Stand Down and Dispute Resolution Process Section and (c) breach of, or to enforce, this Term Sheet or the Definitive Agreement (“Excluded Claims”). For the avoidance of doubt, (i) a claim of willful patent infringement will not constitute an Excluded Claim, and (ii) either Party may bring an action in any forum for relief based on an Excluded Claim at any time. Except for the copyright appeal, each Party will represent in the Definitive Agreement that as of the Effective Date it is unaware of any facts that would give rise to an Excluded Claim.

Successors and Tolling
The obligations set forth in the 5 Year Stand Down for Existing Products and the 3 Year Stand Down and Dispute Resolution Process for New Products provisions above run with title to the patents and copyrights referred to therein, and each Party will cause such obligations to bind any future owner of such patents and copyrights. Notwithstanding anything to the contrary and for the avoidance of doubt, any patent that Cisco has agreed to dispose of as part of Cisco’s business divestiture of its video software business announced in May 2018 shall not be subject to any licenses, releases, covenants, immunities, and other rights under this Term Sheet or the Definitive Agreement when reached, including, without limitation, the 5 Year Stand Down for Existing Products and the 3 Year Stand Down and Dispute Resolution Process for New Products.
The statute of limitations for any claim that is covered by the 5 year Stand Down Period for Existing Products and 3 Year Stand Down and Dispute Resolution Process for New Products will be tolled during such periods and damages for such claims will continue to accrue during such periods.

Non-infringement of Redesigned Products
Arista will maintain the modifications it has made to its current products for sale in the United States as described below to address the ITC’s infringement findings for U.S. Patent Nos. 7,162,537; 6,741,592; and 7,200,145 (the “Redesigned Products”). Arista will not be obligated to modify products sold outside the United States for use outside the United States. Upon expiration of the ‘537, ‘592 and ‘145 patents, Arista will have no obligation to retain any product modifications made to address any of those patents which has expired.
Neither Cisco nor its Affiliates will claim or bring any action in a court or other governmental tribunal claiming that the Redesigned Products (and future Arista products containing the modifications made for the ‘537, ‘145 and ‘592 patents below and the same features and functionality in the Redesigned Products) infringe any patent asserted in the ITC Actions or the District Court Patent Case. The foregoing obligations run with title to such patents, and Cisco will cause such obligations to bind any future owner of such patents.
If Arista or an Affiliate of Arista creates a future product with additional features or functionality not present in the Redesigned Products (a “Modified Product”), Cisco may claim infringement of any patent in the ITC Actions or the District Court Patent Case only based on the difference in features or functionality between the Redesigned Product and the Modified Product subject to the 3 Year Stand Down and Dispute Resolution Process for New Products.

’537 Patent
Arista has removed from the Redesigned Products the agent-to-Sysdb write mount requests held to infringe in the ITC Actions as part of the Passive Mount redesign presented in the enforcement action for ITC Investigation No. 337-TA-944, and Arista will maintain that modification in Existing or New Products until the expiration of the ’537 patent.

’145 and ’592 Patents
Arista has removed from the Redesigned Products the Private Virtual LAN feature held to infringe in the ITC Actions, and Arista will maintain that modification in Existing or New Products until the expiration of the ’145 and ’592 patents.

Command Line Interface
Within [***] months from the Effective Date (the “Transition Period”), Arista shall modify the multiword commands and help description strings identified in Exhibits A and B as described below under the heading Modified CLI (“Modified CLI”). During the Transition Period, Arista may continue to sell its products containing the multiword commands, screen outputs and help description strings that were at issue in the District Court Copyright Case (“Disputed CLI Elements”). Following the Transition Period, Arista may continue to provide service and support for any previously released products in accordance with services contracts existing as of the end of the Transition Period. Arista will provide Cisco with the proposed Modified CLI within ninety (90) calendar days of the end of the Transition Period.
CLI Dispute Resolution Process: If Cisco contends that the Modified CLI does not comply with the Modified CLI requirements, Cisco may give Arista written notice of its contention with details in support thereof sufficient to enable Arista to understand the basis of Cisco’s contention and, if it so elects, to make further modifications to the CLI. In the event that Arista does not make such changes and Cisco wishes to initiate a claim that the Modified CLI does not comply with this Term Sheet (or the Definitive Agreement), Cisco may provide a written notice to Arista (“CLI Arbitration Notice”) to initiate arbitration.  The Parties will meet and confer to mutually agree on an arbitrator from JAMS within ten (10) calendar days of the CLI Arbitration Notice; in the absence of agreement, the Parties hereby consent to appointment of an arbitrator by JAMS according to its appointment procedures. The arbitration will proceed in accordance with JAMS Comprehensive Arbitration Rules as modified by this Term Sheet, and shall provide for discovery of information relevant to the claim and written briefing and a hearing within ninety (90) calendar days of the CLI Arbitration Notice. Within thirty (30) calendar days of the hearing, the arbitrator will render a determination of whether the Modified CLI complies with this Term Sheet. If the arbitrator rules that the Modified CLI complies with this Term Sheet, Arista will not be required to make further modifications to the Modified CLI. If the arbitrator rules that the Modified CLI does not comply with this Term Sheet, Arista will be required to make further modifications consistent with this Term Sheet within ninety (90) calendar days of the arbitrators’ decision. If Arista fails to make changes to comply with the arbitrator’s decision, the claim will be treated as one to enforce this Term Sheet or the Definitive Agreement and an Excluded Claim. The Party prevailing in the arbitration will pay reasonable attorneys’ fees and costs of the other Party incurred in connection with the arbitration.

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Modified CLI:
• Existing Commands: Arista will remove from products sold after the Transition Period the multiword commands set forth in Appendix A and replace them with new commands that are consistent with Future CLI Elements defined below.
• Existing Help Description Strings: Arista will remove from products sold after the Transition Period the help description strings identified in Appendix B and replace them with help description strings that comply with the Future CLI Elements below.
• If Arista complies with the Modified CLI requirements as determined by the arbitrator following the completion of any arbitration proceeding as described above, Cisco will not bring any copyright infringement claim against the Modified CLI.
• Backward Compatibility: Notwithstanding the provisions above and the Pending Appeal section below, Arista’s Extensible Operating System may continue to read and interpret customer configuration files using the commands identified in Exhibit A. Arista agrees that after the Transition Period, the following will be implemented in Arista’s products: [***]. Arista may continue to make maintenance releases on old releases without implementing the Modified CLI to make bug fixes. If Arista is required to make additional changes to the Disputed CLI Elements set forth in the Pending Appeal section below, the Backward Compatibility requirements in this section will apply to the Additional Commands in Exhibit D.
Future CLI Elements:
• Arista will independently select, arrange, organize, and design all new and Modified CLI elements (“Future CLI Elements”), including multiword commands, help descriptions and screen outputs without reference (except to the extent necessary to ensure compliance with this Agreement) to Cisco’s multiword commands, help descriptions, screen outputs, user interfaces, or any other copyright protected or proprietary Cisco materials.
• Arista may create Future CLI Elements that use individual terms and syntax that are common to the industry and/or found in standards, provided that such CLI elements are created without reference (except to the extent necessary to ensure compliance with this Agreement) to the corresponding CLI element used by Cisco, if any.
• In determining whether Arista Future CLI Elements comply with these requirements, the Parties and any arbitrator(s) will take into account (i) common terms and commands used in the industry; (ii) common acronyms used in the industry; (iii) terms used in industry standards; (iv) a range of up to [***] identity between the multiword command expressions used by Arista and the Cisco multiword commands used by Cisco for competitive products and services. Ultimately, a Future CLI Element complies with these requirements if its use by Arista would not constitute infringement of a copyright in the corresponding Cisco CLI element.

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Pending Appeal: The Parties will jointly approach the District Court with legal grounds for vacatur to attempt to persuade the Court to vacate the judgment to facilitate a global settlement of all matters. If the District Court agrees to vacate the judgment, the Parties will then jointly petition the Federal Circuit for a limited remand to the District Court for the sole purpose of considering a motion to vacate and hold the appeal in abeyance pending the District Court’s decision on the motion. If the Federal Circuit grants the request, the Parties will jointly file a motion in the District Court to vacate the final copyright judgment and dismiss the case.
If the District Court will not agree to vacate the judgment, or if the Federal Circuit will not agree to order the limited remand described above, the Parties will continue to litigate the appeal subject to the following:
• If the judgment is affirmed after all appeals are exhausted, then no further changes will be required to Arista’s Disputed CLI Elements.
• If the judgment is reversed after all appeals are exhausted or the Federal Circuit remands the case to District Court for further proceedings on the merits (“Remand Order”), Arista will make the following additional changes to the Disputed CLI Elements within the later of [***] months of all appeals being exhausted or issuance of the Remand Order or [***] months from the Effective Date (“Second Transition Period”): (a) reformat the data entries in the disputed screen outputs identified in Exhibit C such that the data entries will be in sufficiently different order and positions from those used in Cisco’s screen outputs (“Revised Screen Outputs”); and (b) remove from its products the additional multiword commands set forth in Exhibit D and replace them with new commands that are consistent with Future CLI Elements section above (“Additional Commands”). Arista will make the proposed Revised Screen Outputs and Additional Commands available for Cisco’s review within [***] calendar days of the Second Transition Period. If Cisco contends that the Revised Screen Outputs or Additional Commands do not comply with additional changes of this paragraph, the Parties will follow the CLI Dispute Resolution Process to resolve such dispute.

Assignment; Change of Control
Neither Party may assign its rights or obligations under this Term Sheet or Definitive Agreement without the other Party’s prior written consent provided, however, that a Change of Control will not be deemed to be an assignment. Any attempted assignment without prior written consent of the other Party shall be void and of no effect. In the event a Party undergoes a Change of Control, both the 5 Year Stand Down Period for Existing Products and the Arbitration Period and 3 Year Stand Down and Dispute Resolution Process for New Products will automatically terminate, but all other terms of this Agreement will remain in full force and effect.
“Change of Control” means:
(a) An Acquisition of a Party by another entity; or
(b) A merger or consolidation with or into another entity as a result of which transaction (or series of related transactions) the shareholders of a Party immediately prior to such transaction(s) own, immediately after such transaction(s), less than fifty percent (50%) of the outstanding voting shares or securities of the surviving entity; or

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(c) Any transaction (or series of related transactions) in which another entity (together with its affiliates) Acquires, directly or indirectly, including pursuant to a sale of assets, tender offer, exchange offer, merger, consolidation, reorganization, business combination, recapitalization, liquidation, dissolution or similar transaction, a Party.
“Acquire” or “Acquisition” means:
(a) If the entity has voting shares or other voting securities, an acquisition of more than fifty percent (50%) of the outstanding shares or securities representing the right to vote for the election of directors or other similar managing authority for such entity; or
(b) If the entity does not have voting shares or other voting securities, an acquisition of more than fifty percent (50%) of the ownership interest representing the right to make decisions for such entity; or
(c) an acquisition of all or substantially all of the assets of an entity; or
(d) Otherwise obtaining the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

Public Statements
The Parties will agree on a joint statement regarding the settlement of the litigation in the Definitive Agreement.
Each Party may make such public disclosures it believes are required to comply with securities laws and regulations. Any statements made by either Party will not be phrased in a way that disparages the other Party or its products, practices, or intellectual property.

Monetary Payments	Arista will make a non-refundable lump sum payment of $400 million to Cisco by August 20, 2018.
Governing Law	California

ARISTA NETWORKS, INC.		CISCO SYSTEMS, INC.
By:	/s/ Ita Brennan	By:	/s/ Kelly A. Kramer
Name:	ITA BRENNAN	Name:	KELLY A. KRAMER
Title:	CFO	Title:	EVP & CFO
Date:	August 6, 2018	Date:	August 6, 2018

Appendix A

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Appendix B

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Appendix C

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Appendix D

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